Exhibit 10.1

Offer Letter

Your employment
Julia Brau Donnelly
You’ll be Chief Financial Officer
Your level is 21
You’ll report to Bill Ready, Chief Executive Officer
You’ll be employed by Pinterest, Inc. (“Pinterest” or the “Company”)
Initially you will be based in Massachusetts. You agree to relocate to San Francisco, CA or Los Angeles, CA within 24 months following the start of your employment. You will need to travel for work regularly subject to the PinFlex requirements for your role and as otherwise needed for your role.
Your first day will be June 20, 2023

Obligations to Pinterest
•You agree to devote your working hours and full-time efforts to Pinterest while you’re employed here.
•You agree to follow all of our policies and rules.
•You must tell us before your first day about any obligations or commitments that may be inconsistent with the duties we’ve outlined in this letter.
•You agree that you will not use or disclose any trade secrets, proprietary information or intellectual property that you or any other person or company have a right, title or interest to in connection with the work you do at Pinterest.
•You certify that you will return any property or confidential information that belongs to your former employers before starting employment with Pinterest.
•You certify that you aren’t violating the rights of anyone by accepting employment here at Pinterest.
•We don’t mind if you serve on any corporate, civic, charitable boards or committees as long as these things don’t interfere with your Pinterest duties or violate your confidentiality obligations. You agree to follow all our policies and rules, including the obligation to follow our conflicts disclosure process.
Your compensation
Salary
Your starting gross annual base salary will be $600,000 USD, paid in accordance with our standard payroll procedures and subject to authorized deductions and required tax withholdings.

Stock Grant
We’ll grant you a number of Restricted Stock Units (“RSUs”) with an “Initial Value” of $13,000,000 USD. The exact number of RSUs to be granted to you will be determined at the time your grant is approved by the Committee, by dividing the Initial Value by a “Share Value.” The Share Value will be determined by the Committee, in its sole discretion, by reference to the average closing price of the Company’s Class A common stock over the final 60 trading days of the quarter in which the Vesting Commencement Date (as defined below) occurs (i.e., May 2, 2023 – June 30, 2023, assuming a start date on June 20, 2023). For the avoidance of doubt, following the Committee’s determination of the number of RSUs to be granted to you, there will be no correlation between the Initial Value and the value of the RSUs (or of the shares subject to them), including on or after any Vesting Date (as defined below). Each RSU will entitle you to one share of Pinterest Class A common stock following the vesting of such RSU. Following your start date, your grant will begin vesting on the next 20th day of the month (the “Vesting Commencement Date”). Assuming a start date of June 20, 2023, your grant will begin vesting on June 20, 2023. Subject to your continuous service from the Vesting Commencement Date through each such date, 1/8 of the total number of RSUs will vest on each 3-month anniversary of the Vesting Commencement Date (each such date, a “Vesting Date”). Your RSUs will be subject to, and contingent upon your acceptance of, the terms and conditions of the Pinterest, Inc. 2019

Exhibit 10.1
Omnibus Incentive Plan, as well as the Restricted Stock Unit Grant Notice(s) and Restricted Stock Unit Agreement(s) associated with your RSUs.
Bonus
After you start, we’ll pay you a one-time bonus of $500,000 USD less taxes and withholdings. This payment is an advance on a bonus that is to be earned pro-rata over the course of your first year of employment ("Bonus"). If you quit other than for Good Reason or your employment is terminated for Cause within twelve months of your start date, you’ll pay back a portion of the Bonus prorated to the number of full months you were employed.

Additional Bonus
In September 2023, we'll pay you an additional one-time discretionary bonus of $500,000 USD less taxes and withholdings to be earned pro-rata over the following twelve months of employment (“Additional Bonus”). If you quit other than for Good Reason or your employment is terminated for Cause prior to the payment of the Additional Bonus, you will not be entitled to the bonus. If you quit or your employment is terminated for Cause during the twelve months following the payment of the Additional Bonus, you'll pay back a portion of the Additional Bonus prorated to the number of full months between the payment of the Additional Bonus and your termination date.
Relocation
You will receive relocation assistance, directly billed to Pinterest, for your relocation to San
Francisco, CA or Los Angeles, CA. A summary of the relocation benefits is attached as Attachment 3. You agree to relocate to San Francisco, CA or Los Angeles, CA within 24 months after your start date.

You agree to repay the Company 100% of the relocation assistance fees ("Relocation Assistance") paid or incurred on your behalf if you: (1) elect not to join Pinterest other than for Good Reason; (2) elect not to relocate to your designated office location by the date you are required to relocate; (3) voluntarily terminate your employment with the Company within twelve months after completion of your relocation other than for Good Reason; or (4) the Company terminates your employment for Cause within twelve months after completion of your relocation. You agree that any obligation to repay Relocation Assistance shall become effective upon the occurrence of any event listed above and is due and payable within 30-days.

Employee Benefits
You’ll be eligible for time off and to participate in the employee benefit plans maintained by Pinterest, all subject to Pinterest’s standard policies.

At-Will Employment
You’ll be an “at-will” employee, which means that you or Pinterest can terminate your employment any time and for any reason, without cause or notice, subject to the severance payment and benefits set forth in the Executive Severance & Change in Control Agreement attached as Attachment 2 (“Severance & CIC Agreement”). This offer letter and the attached exhibits take the place of anything you may have been told or agreed to already and is the full agreement between you and Pinterest on the “at-will” nature of your employment. The only way your “at-will” status can change is through a written agreement signed by you and the Chief Executive Officer of Pinterest.
Before you start
CIIAA
You must sign and deliver a copy of the Confidential Information and Invention Assignment Agreement (“CIIAA”) attached as Attachment 1 to this letter on or before your start date.

Right to Work

Exhibit 10.1
On your first day of work, you must provide us with evidence of your identity and eligibility for employment in the United States.

Background & Reference Checks
Your job offer is contingent upon clearance of background and reference checks.

Vaccination Policy
Pinterest requires that all employees be fully vaccinated for COVID-19 to enter our U.S. offices, perform in-person work, or travel on behalf of Pinterest to the extent permitted under applicable law. Employees are considered fully vaccinated if they meet the current definition provided by the U.S. Centers for Disease Control and Prevention. Pinterest will provide reasonable accommodation or other exemption to those individuals who are unable to be vaccinated consistent with federal, state, and local law.

Successors & Assignments
Pinterest’s successors may assume your employment and any related rights, so if someone else takes over all or most of Pinterest’s business and/or assets, your employment will apply to that entity the same way it would apply to Pinterest. You can’t transfer or reassign any of your rights and obligations related to your employment.
Miscellaneous stuff
Notice
You agree to keep us up to date on your mailing address. You will be deemed to receive communications delivered personally or addressed to your currently registered mailing address. Please address any correspondence with us to our official business address directed to the attention of Human Resources.

Post-Employment Obligations
To the extent allowed under applicable law, during your employment with Pinterest and for a year after it ends, you won’t directly or indirectly encourage or solicit any Pinterest employees or consultants to leave Pinterest or any affiliated company.

Attorneys’ Fees
Pinterest will cover up to $20,000 USD of your out-of-pocket legal fees reasonably incurred for advice related to this offer letter and related agreements, subject to receipt of an invoice for such expenses and a form W-9. This amount will be paid directly to your attorney and Pinterest will issue applicable 1099 forms for this payment.

Whole Agreement
This offer letter and the CIIAA and Severance & CIC Agreement attached to it represent the entire agreement between you and Pinterest regarding the subjects they cover. You acknowledge that you and Pinterest have no other agreements or understandings (oral or written, express or implied) regarding the subjects covered by this offer letter and the attached CIIAA, and you have not made or received any additional representations relating to these subjects. The terms of this offer letter and the attached CIIAA may only be modified by written agreement that you and the Chief Executive Officer of Pinterest sign.

Choice of Law and Severability
This offer letter will be interpreted according to the laws of the state in which you’re employed, without giving effect to provisions governing the choice of law.
If any provision of this offer letter is made illegal by any present or future statute, law, ordinance or regulation, then that provision will be limited only to the minimum extent necessary to make the provision comply with the law. All the other terms and provisions in this offer letter will stay in effect.
Counterparts

Exhibit 10.1
This letter may be signed in two or more counterparts. Each of these will be considered an original, and together they will constitute a single document.

We’re all delighted to extend this offer to you, and we hope you’ll join us soon! If you’d like to accept, please sign and return this offer letter, along with a signed and dated original copy of the attached CIIAA and the Severance & CIC Agreement, by May 26, 2023.

Sincerely,
/s/ Christine Deputy
Christine Deputy, Chief People Officer
Pinterest, Inc.
Please sign below:
/s/ Julia Brau Donnelley
Julia Brau Donnelley
Date: May 24, 2023

Exhibit 10.1
Attachment1
Confidential Information and Invention Assignment Agreement
1)Relationship with Pinterest
This agreement applies to my employment relationship with Pinterest Inc., and any of its present or future subsidiaries, affiliates or successors (“Pinterest”). It also applies if my employment ends but Pinterest hires me again or asks me to consult within a year after my employment ends, unless we agree otherwise in writing.
For purposes of this agreement, my employment or consulting relationship with Pinterest – whether it started before, on, or after this agreement’s date – will be called the “Relationship.”
2)Confidential Information
a) Definition
“Confidential Information” is any information or material that people outside of Pinterest don’t generally know about or have access to, as well as any information or material that third parties give to Pinterest in confidence. Confidential Information includes Company Inventions (defined below), business or financial information, knowledge, plans, forecasts, or anything else a reasonable person would understand to be confidential.
Confidential Information doesn’t include information that becomes generally known or available to the public, so long as it doesn’t become known or available to the public because of anything I did, or anything I was supposed to do but didn’t do.
(b) Protection
I understand that Pinterest will provide me with Confidential Information so that I can do my job. I’ll keep Confidential Information confidential during and after the Relationship. I won’t use Confidential Information except to do my job, and for the benefit of Pinterest. I won’t share Confidential Information with anyone outside the company or make copies of Confidential Information unless I get written permission from Pinterest.
(c) Third Party Information
The things I’m agreeing to in this Section 2 are for the benefit of Pinterest and any third party that gives information or material to Pinterest in confidence. While working at Pinterest, I won’t share or use any confidential or secret information received from third parties unless they have expressly permitted me to do so.
(d) Other Rights
This agreement supplements, but doesn’t supersede, any rights that Pinterest has to protect trade secrets or any other confidential or proprietary information.
3)Inventions
(a) My Inventions
“Inventions” means any discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets, or original works of authorship, regardless of whether these things are patentable, copyrightable or otherwise legally protectable. This includes products, designs, systems, methods, processes, configurations, and many other things.
In Exhibit A, I’ve listed all Inventions that belong to me (alone or with others). I retain my rights in these listed Inventions, and I’m not assigning those rights to Pinterest. If no list is attached, that means I have no Inventions.
If I use or incorporate any Invention that belongs to me (alone or with others) in the course of my work at Pinterest, I’ll tell Pinterest first. Whether I tell Pinterest or not, I give Pinterest the right to use that Invention.

Exhibit 10.1
Legally speaking, I grant Pinterest a non-exclusive, fully paid-up, royalty free, assumable, perpetual, worldwide license to freely use that Invention under all intellectual property laws around the world. This license may be transferred or sublicensed by Pinterest at any time, without restriction.
(b) Company Invention
“Company Inventions” means any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others), unless that Invention is excluded under the applicable state law (which I can reference in Exhibit B). If I believe that any Invention that I author, discover, develop, dream up, improve, or reduce to practice during this Relationship (alone or with others) is excluded by the provisions of Exhibit B, I’ll tell Pinterest promptly.
I’ll tell Pinterest about all Company Inventions, and hold them in trust for the sole benefit of Pinterest. Whether I tell Pinterest or not, I hereby assign to Pinterest or its designee all my rights, title and interest throughout the world to all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights in all Company Inventions. I agree that all Company Inventions that are made by me (alone or with others) are “works made for hire” to the greatest extent permitted by law, and that I’ve been compensated for them by my salary. I waive all claims, present or future, for infringement of any Company Invention. Any assignment of Company Inventions includes all so-called “moral rights,” “artist’s rights,” “droit moral,” or similar rights and if those rights can’t be assigned under applicable law, I waive all those rights.
c) Records
I’ll keep and maintain good records of all Company Inventions I make (alone or with others) during the Relationship. These records will be the sole property of Pinterest. I won’t take these records from the workplace except where company policies allow, and I understand that Pinterest may revise these policies from time to time. At the end of the Relationship, I’ll give these records and any copies of them to Pinterest, as required by Sections 4 and 5 of this agreement.
d) Assistance In Securing Intellectual Property Rights
I’ll help Pinterest or its designees secure and maintain all available rights in Company Inventions, including copyrights, patents, trademarks, moral rights, or any other possible rights, in all countries around the world. If asked, I’ll provide all information and sign all documents necessary to submit applications, specifications, assignments, recordations, oaths or anything else that will help Pinterest secure or maintain legal rights in Company Inventions. If asked to do so, I’ll waive, assign, or convey any rights or interests I might have in Company Inventions. This obligation will continue after the Relationship ends.
In order to help Pinterest secure and maintain legal rights in Company Inventions, I designate Pinterest and its officers as my agent and attorney-in-fact, authorized to act on my behalf and to execute and file any documents needed to secure or maintain any rights in Company Inventions anywhere in the world. This power of attorney is coupled with an interest and won’t be affected by my subsequent incapacity.
4)Pinterest Property and Documents
I understand I have no expectation of privacy when it comes to Pinterest’s communication or information systems (including files, emails and voicemails), and Pinterest may monitor my use of these systems at any time without notice.
I understand that Pinterest may inspect any of its property at the workplace, including equipment, physical and electronic storage, and work spaces, among other things, at any time without notice. When my Relationship with Pinterest ends, I’ll return all equipment Pinterest has provided. I’ll also return all documents, information and other materials that belong to Pinterest, and won’t keep (or recreate) any copies.

Exhibit 10.1

5)Termination Certification
Upon the termination of my employment, I’ll sign a “Termination Certification” drafted by Pinterest which will include, but not be limited to, the following promises:
•That I have returned all documents and materials to Pinterest
•That I have fully complied with the Confidential Information and Invention Assignment Agreement
•That I will continue to comply with the Confidential Information and Invention Assignment Agreement to the extent its terms still apply to me
•That I won’t use Confidential Information to harm Pinterest’s interests
Even if I don’t sign the Termination Certification, I’m still bound by the terms of this agreement.
6)Notice to Third Parties
Pinterest may tell third parties that I agreed to this Confidential Information Agreement and Invention Assignment Agreement, both during and after our Relationship.
7)Solicitation of Employees, Consultants and Others
I won’t, at any time during my employment, directly or indirectly encourage or solicit any Pinterest employees or consultants to leave Pinterest or any affiliated company.
I won’t, at any time, use Confidential Information to deter Pinterest’s clients or customers from doing business with Pinterest, or encourage them to do business with any company that competes directly or indirectly with Pinterest. I also won’t use Pinterest Confidential information to directly or indirectly encourage or solicit any Pinterest employees or consultants to leave Pinterest or any affiliated company. Nor will I use Confidential Information in any other way that’s contrary to the interests of Pinterest.
8)At-Will Relationship
I understand I’m an “at-will” employee. I or Pinterest may terminate the employment relationship, at any time, without cause or notice, without any further obligations, other than the severance payment and benefits set forth in the Severance & CIC Agreement and the parts of this agreement that continue in effect after the Relationship.
9)Representations and Covenants
(a) Cooperation
If Pinterest asks, and I can truthfully do so, I’ll execute any oath, or verify any document required to carry out the terms of this agreement during the Relationship or after.
(b) No Conflicts
In signing this agreement, I’m not violating any agreements with, or promises to, any other person or company, and I won’t enter into any written or verbal agreement that conflicts with this one.
I’ll honor all agreements and confidentiality obligations I have to any other party, and promise not to disclose to Pinterest any Inventions or Confidential Information belonging to anyone else. I do not have any agreements with current or past employers or other parties that might restrict my ability to accept this job, engage Pinterest’s customers or service providers, or perform my duties at and obligations to Pinterest.
I’m not performing any services for any business (or proposed business) whose products or services might compete with Pinterest’s products or services, or any new products or services that Pinterest develops during the Relationship, nor do I intend to do so. If I want to do so in the future while employed with Pinterest, I’ll tell

Exhibit 10.1
Pinterest in writing, identify the organization I want to work for, and provide Pinterest with all of the information it needs to determine if that work would conflict with the interests of Pinterest.
(c) Voluntary Execution
I’ve read and understand all provisions of this agreement. I accept them voluntarily and promise to comply with all of them.
10) General Provisions
(a) Governing Law
This agreement will be interpreted according to the laws of the State of California, without giving effect to the principles of conflict of laws.
(b) Entire Agreement
My offer letter and this agreement contain the entire understanding and agreement between me and Pinterest, regardless of any previous discussions we may have had. This agreement will apply regardless of any changes in my duties or compensation, and the terms of the agreement can’t be changed unless the changes are made in a written agreement that an officer of Pinterest and I both sign.
I understand that Pinterest can’t waive any of the rights, or give any of the permissions discussed in this agreement, unless it does so in writing through an authorized officer of the company.
(c) Severability
If any part of this agreement is found to be void or unenforceable, that part will remain enforceable to the maximum extent allowed by law, and the rest of the agreement won’t be affected. Pinterest and I have attempted to limit my right to use, keep and share Pinterest’s Confidential Information and to limit my right to solicit employees and customers only to the extent necessary to protect Pinterest from unfair competition. If a court decides that these restrictions are too broad, Pinterest and I want the court to rework, modify and enforce the restrictions in such a way as to allow them legally in light of the circumstances at that time.
(d) Successors and Assigns
My heirs, executors, administrators and legal representatives, and my successors and assigns are also bound by this agreement. This agreement is for the benefit of Pinterest and its successors and assigns.
(e) Remedies
I recognize that violating this agreement could cause Pinterest irreparable harm. I therefore agree that Pinterest is entitled to seek extraordinary relief in court, for any violation of this agreement, including temporary restraining orders, and preliminary and permanent injunctions without the necessity of posting a bond or other security, in addition to any other remedies Pinterest might have. If a bond or security is required, I agree that a $1000 bond is adequate.
(f) Advice of counsel
I acknowledge that I’ve had the opportunity to get advice about this agreement from independent legal counsel. I’ve read and I understand all parts of this agreement, and agree the agreement won’t be construed against either party by reason of drafting or preparation.
The parties executed this agreement on the dates specified below to be effective on the date of signature below.

Exhibit 10.1
Sincerely,
/s/ Christine Deputy
Christine Deputy, Chief People Officer
Pinterest, Inc.
Please sign below:
/s/Julia Brau Donnelley
Julia Brau Donnelley
Date: May 24, 2023

Exhibit 10.1
Exhibit A
A list of inventions and original works of authorship excluded under Section 3(a).

If you have nothing to identify, please write “N/A” below.

Title                  Identifying # or description              Date
N/A

/s/ Julia Brau Donnelley
Julia Brau Donnelley
Date: May 24, 2023

Exhibit 10.1
Exhibit B

Section 2870 of the California Labor Code says:
(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit 10.1
Attachment 2
Executive Severance & Change in Control Agreement
This Executive Severance & Change in Control Agreement (the “Agreement”) is made and entered into by and between Julia Brau Donnelley (“Executive”) and Pinterest, Inc., a Delaware corporation (the “Company”), as of the date below and effective as of the Start Date. Certain capitalized terms used in the Agreement are defined in Section 8 below.
WHEREAS, the Talent Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive certain severance benefits.
NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time for any reason, with or without advance notice. Similarly, Executive may resign Executive’s employment for any reason at any time, with or without advance notice (other than notice in connection with a termination for Good Reason following a Change in Control). Executive shall not receive any compensation of any kind, including, without limitation, severance benefits, following the termination of Executive’s Continuous Service Status with the Company (the “Termination Date”), except as expressly set forth in this Agreement.
2.Severance Benefits.
(◦)Termination without Cause. Other than with respect to a Qualifying CIC Termination, upon a termination of Executive’s Continuous Service Status by the Company other than for Cause (and not including a termination as a result of death or Disability), on the terms and subject to the conditions of this Agreement, and subject to Executive’s satisfaction of the Obligations and to Executive’s Continuing Compliance (except that such satisfaction and Continuing Compliance is not required with respect to Sections 2(a)(iii) and 2(a)(iv) below), Executive will receive the following severance payments and benefits from the Company:
(▪)Cash Severance. The Company will make a lump sum cash payment to Executive in an amount equal to 24 months of Executive’s Base Salary, provided that the number of months of Executive’s Base Salary to which Executive is entitled shall be reduced by one month for each full month that Executive has been employed by the Company up to a maximum reduction of 12 months (such number of months as determined on the Termination Date, the “Applicable Number of Months”), less applicable tax withholdings (the “Cash Severance Payment”), payable on the thirtieth (30th) day following the Termination Date.
(▪)Cost of Continuation Coverage. If Executive is eligible for, and properly elects within thirty (30) days following the Termination Date, continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (if applicable) under a health, dental or vision plan sponsored by the Company, the Company will make a lump sum cash payment to Executive in an amount equal to the estimated amount (as reasonably determined by the Company) of COBRA premiums for the number of months of such coverage (at the coverage levels in effect immediately prior to the Termination Date) equal to the Applicable Number of Months, less applicable withholdings (the “Non-CIC COBRA Cost Payment”), payable on the thirtieth (30th) day following the Termination Date.

Exhibit 10.1
(▪)Accrued Compensation. The Company will pay or provide Executive with all accrued but unpaid base salary, accrued but unused vacation time if applicable, reimbursements due for reasonable business expenses incurred prior to the Termination Date, vested benefits under any tax-qualified retirement plan, all in accordance with, and subject to, the terms and conditions of the applicable plans and policies and applicable law.
(▪)Equity Awards. To the extent that Awards held by Executive as of immediately prior to the termination of Executive’s Continuous Service Status would have otherwise vested, subject to Executive’s Continuous Service, over the course of the Applicable Number of Months following the Termination Date, such awards shall fully vest as of the Termination Date. Such vested Awards shall to the extent applicable be settled as promptly as practicable (and, to the extent necessary to prevent any tax becoming due under Section 409A, in no event after March 15 of the year following the year in which such Award vest). All other awards will be treated upon the termination of Executive’s Continuous Service Status in accordance with the terms set forth in the agreements and plans under which they were granted, subject to Section 2(c)(i) of this Agreement.
(◦)Qualifying CIC Termination. Upon a termination of Executive’s Continuous Service Status on or within twelve (12) months following the consummation of a Change in Control (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by Executive for Good Reason (each, a “Qualifying CIC Termination”), on the terms and subject to the conditions of this Agreement, and subject to Executive’s satisfaction of the Obligations and to Executive’s Continuing Compliance (except that such satisfaction and Continuing Compliance is not required with respect to Section 2(b)(iv) below), Executive will receive the following severance payments and benefits from the Company:
(▪)Cash Severance. The Company will provide the Cash Severance Payment to the Executive, payable within thirty (30) days after the Release becomes effective and irrevocable.
(▪)Equity Awards.
(•)Appreciation Awards. Any Options (and any Other Awards with option-like features, such as stock appreciation rights) held by Executive as of immediately prior to termination of Executive’s Continuous Service Status shall be fully vested and exercisable, and such Options (or Other Awards) shall remain exercisable until the earlier of (x) the last date on which such Option (or Other Awards) would be exercisable in the absence of this Agreement and (y) the expiration of the term of such Option (or Other Award).
(•)Full-Value Awards. Any Restricted Stock, Restricted Stock Units or Other Awards (other than those Other Awards described in Section 2(b)(ii)(A) above) held by Executive as of immediately prior to termination of Executive’s Continuous Service Status shall be fully vested and, to the extent applicable, shall be settled as promptly as practicable (and, to the extent necessary to prevent any tax becoming due under Section 409A, in no event after March 15 of the year following the year in which such Award vests).
(•)Effectiveness of Acceleration. Any acceleration of the vesting and/or exercisability of Awards that occurs pursuant to this Section 2(b)(ii) (the “Acceleration”) shall be effective on the thirtieth (30th) day following the Termination Date.
(▪)Cost of Continuation Coverage. If Executive is eligible for, and properly elects within thirty (30) days following the Termination Date, continuation coverage pursuant to COBRA

Exhibit 10.1
for Executive and Executive’s eligible dependents (if applicable) under a health, dental, or vision plan sponsored by the Company, the Company will make a lump sum cash payment to Executive in an amount equal to the estimated amount (as reasonably determined by the Company) of COBRA premiums for Applicable Number of Months of such coverage (at the coverage levels in effect immediately prior to the Termination Date), less applicable withholdings (the “CIC COBRA Cost Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable.
(▪)Accrued Compensation. The Company will pay or provide Executive with all accrued but unpaid base salary, accrued but unused vacation if applicable, reimbursements due for reasonable business expenses incurred prior to the Termination Date, vested benefits under any tax-qualified retirement plan, all in accordance with, and subject to, the terms and conditions of the applicable plans and policies and applicable law.
(◦)Adjustment for Certain Terminations Prior to a Change in Control.
(▪) Upon any termination of Executive’s Continuous Service Status prior to a Change in Control (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by Executive for Good Reason, any unvested Awards held by Executive at the time of such termination that would be terminated or canceled by their terms in connection with a termination of Continuous Service Status shall be terminated or canceled instead on the ninety first (91st) day following such termination of Continuous Service Status, unless a Change in Control is consummated prior thereto, and, during such 90-day period, such Awards shall not continue to vest and Executive shall have no rights with respect to such Awards unless and until a Change in Control occurs.
(▪)In the event a Change in Control is consummated during the 90-day period following a termination of Executive’s Continuous Service Status (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by Executive for Good Reason, subject to Executive’s satisfaction of the Obligations and to Executive’s Continuing Compliance, Executive will receive the following severance payments and benefits from the Company:
(•)The Acceleration described in Section 2(b)(ii) shall occur effective as of the thirtieth (30th) day following the date of such Change in Control.
(•)On the thirtieth (30th) day following such Change in Control, the Company will make a lump sum cash severance payment to Executive in an amount equal to the CIC COBRA Cost Payment (reduced by any prior payment of the Non-CIC COBRA Cost Payment), less applicable withholdings.
3.Conditions to Receipt of Severance.
(◦)Obligations. Other than those outlined in Sections 2(a)(iii) and 2(b)(iv) above, the receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive’s satisfaction of the Obligations. If the Obligations are not satisfied because Executive does not return all Company property in Executive’s possession by the Property Return Deadline, or because the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Obligations are satisfied.
(◦)Compliance with Agreements; Clawback. Executive’s receipt of any payments or benefits under this Agreement will be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement (or equivalent) entered into

Exhibit 10.1
by and between Executive and the Company (the “Confidential Information Agreement”) and the provisions of this Agreement and of the Release (“Continuing Compliance”). In the event (i) Executive materially breaches any of the foregoing agreements or (ii) the Company determines after the fact that it could have terminated Executive for Cause, subject to applicable law, Executive shall immediately pay to the Company an amount equal to the full value of all severance payments and benefits received by Executive pursuant to this Agreement and the Company shall also be entitled to seek any other remedies it may have available at law, in equity or pursuant to any of the foregoing agreements.
4.Equity Acceleration if No Assumption. Notwithstanding anything herein or in the 2009 Plan or 2019 Plan to the contrary, if Executive’s Awards are not to be assumed, substituted or otherwise continued or replaced with similar awards in connection with a Change in Control, Executive’s Continuous Service Status has not been terminated prior to the Change in Control and Executive will continue in service with the Acquiror following the consummation of the Change in Control, Executive will be entitled to the Acceleration, and the Acceleration shall occur effective immediately prior to, and contingent upon, the consummation of the Change in Control.
5.Application of Section 409A.
(◦)It is intended that none of the severance payments and benefits under this Agreement constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (“Deferred Payments”) but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). However, (i) if any severance payments or benefits under this Agreement would be considered Deferred Payments and (ii) if Executive is a “specified employee” within the meaning of Section 409A at the time of the termination of Executive’s Continuous Service Status, any Deferred Payments that otherwise are payable within the first six (6) months following such termination will become payable on the on the first date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of such termination, (y) the date of Executive’s death, and (z) such earlier date as permitted under Section 409A without causing any tax to become due under Section 409A. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, any payments delayed in accordance with this paragraph will be paid to the Executive in a lump sum. No interest shall be due on any amounts so deferred.
(◦)Each severance payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).
(◦)It is intended that all of the severance benefits and payments under this Agreement comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.
6.Limitation on Parachute Payments.
(◦)Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute

Exhibit 10.1
Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.
(◦)Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under this Agreement shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
(◦)If notwithstanding any reduction described in this Section 6, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Covered Payments, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax. Notwithstanding any other provision of this Section 6, if (i) there is a reduction in the payment of Covered Payments as described in this Section 6, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those Covered Payments which were reduced pursuant to this Section 6 contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.
7.Other Rights and Benefits. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under other agreements with the Company, including without limitation any rights to indemnification Executive may have under the Company’s Amended Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable. Except as otherwise expressly

Exhibit 10.1
provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.
8.Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:
(◦)“2009 Plan” shall mean the Company’s 2009 Stock Plan.
(◦)“2019 Plan” shall mean the Company’s 2019 Omnibus Incentive Plan, as it may be amended from time to time.
(◦)“Acquiror” shall have the meaning ascribed to such term in the 2019 Plan.
(◦)“Award” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.
(◦)“Base Salary” means the greater of (i) Executive’s annual base salary as in effect immediately prior to the Termination Date or (ii) Executive’s annual base salary as in effect on the date immediately preceding the consummation of the Change in Control that occurred within the twelve (12) month period preceding a Qualifying CIC Termination. For clarity, Base Salary does not include incentive pay, equity compensation, premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses or any other forms of special or variable compensation.
(◦)“Cause” means any of the following: (i) Executive willfully fails to perform his or her duties and responsibilities to the Company or willfully engages in conduct that is in bad faith and is or would reasonably be expected to be materially injurious to the Company, including but not limited to, gross negligence, misappropriation of trade secrets, fraud or embezzlement; (ii) an act of dishonesty or misrepresentation made by Executive in connection with Executive’s responsibilities to the Company that is or would reasonably be expected to be materially injurious to the Company; (iii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company that is or would reasonably be expected to be materially injurious to the Company; (iv) Executive commits a material breach of any written agreement or covenant between Executive and the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (v) Executive’s repeated or material failure to comply with the Company’s written policies or rules; (vi) Executive willfully refuses to implement or follow a lawful directive by Executive’s supervisor, directly related to Executive’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (vii) Executive engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with Executive’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Executive from the Company; (viii) Executive’s willful, material violation of any law or regulation applicable to the business of the Company that is or would reasonably be expected to be materially injurious to the Company; (ix) Executive’s conviction of, plea of nolo contendere to, or acknowledgement of the commission of, a felony, another crime involving moral turpitude or any crime (whether or not a felony) against the Company; or (x) Executive’s material failure to comply with any reasonable investigation or formal proceeding. For the avoidance of doubt, material injury to the Company includes reputational harm. The determination as to whether Executive’s Continuous Service Status has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The foregoing definition does not in

Exhibit 10.1
any way change the at-will nature of Executive’s employment or limit the Company’s ability to terminate Executive’s employment or consulting relationship at any time with or without Cause.
(◦)“Change in Control” shall have the meaning ascribed to such term in the 2019 Plan.
(◦)“Continuous Service Status” shall have the meaning ascribed to such term in the 2019 Plan.
(◦)“Disability” means (1) if Executive becomes eligible for the Company’s long term disability benefits; or (2) if Executive is unable to engage in any substantial gainful activity with or without a reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(◦)“Good Reason” means Executive’s resignation due to any of the following conditions which occur without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction in Executive’s duties, authority or responsibilities relative to Executive’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, provided that (x) a mere change of title alone shall not constitute such a material reduction, (y) any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not constitute such a material reduction, and (z) a failure to be nominated for or elected to the Board (or, for the avoidance of doubt, to the board of directors or comparable body of a successor to, or Acquiror of, the Company) shall not constitute such a material reduction; (ii) a requirement that Executive changes Executive’s principal office to a facility that increases Executive’s one-way commute by more than thirty-five (35) miles from Executive’s commute to the location at which Executive is employed immediately prior to such change, or (ii) Executive’s then-current annual base salary is reduced by more than ten percent (10%) (other than in connection with a general decrease in the salary of similarly situated employees or, following a Change in Control, to the extent necessary to make Executive’s salary commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with Executive following such Change in Control) (each, a “Good Reason Condition”). In order for Executive to resign for Good Reason, Executive must provide written notice to the Company (or its successor) of the existence of the Good Reason Condition within thirty (30) days of the initial existence of the Good Reason Condition. Upon receipt of the notice, the Company (or its successor) will have thirty (30) days to remedy the Good Reason Condition and if it so remedies such Good Reason Condition (as reasonably determined by the Company), the Company shall not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason Condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason Condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. For purposes of this Agreement, Executive’s termination of Continuous Service Status shall be considered to be “for Good Reason” solely to the extent that the Good Reason Condition occurred no earlier than ninety (90) days prior to the consummation of a Change in Control.
(◦)“Obligations” means (i) Executive has returned all Company property in Executive’s possession within ten (10) days following termination of Executive’s Continuous Service Status (the “Property Return Deadline”) and (ii) Executive has executed the Release and such Release has not been revoked and becomes effective and irrevocable no later than the thirtieth (30th) day after termination of Executive’s Continuous Service Status (or, for a termination of Executive’s Continuous Service Status described in Section 2(c)(ii)(y), the thirtieth (30th) day after the consummation of the Change in Control, unless the Obligations were previously satisfied by Executive) (the “Release Deadline”).

Exhibit 10.1
(◦)“Option” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.
(◦)“Other Award” shall have the meaning ascribed to such term in the 2019 Plan.
(◦)“Release” means an agreement providing for a full and complete general release of all claims that Executive may have against the Company or persons affiliated with the Company, in a form to be determined by the Company and provided to Executive no later than the Termination Date, which may impose certain additional obligations on Executive, including without limitation covenants regarding cooperation, confidentiality and non-disparagement.
(◦)“Restricted Stock” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.
(◦)“Restricted Stock Unit” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.
(◦)“Start Date” means November 14, 2022.
9.Certain Permitted Disclosures. Notwithstanding anything in any agreement between Executive and the Company to the contrary, nothing in this Agreement or any other agreement between Executive and the Company shall (1) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation or from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment laws, (2) prohibit Executive from making similar reports under the laws or regulations of any foreign jurisdiction, or (3) require Executive to comply with any notification, consultation, disclosure and cooperation requirements with respect to any such reporting; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings is made under seal. Notwithstanding this immunity from liability, Executive acknowledges that Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.
10.Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address listed in the Company’s payroll records. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.
11.Miscellaneous Provisions
(◦)Term. The effective date of this Agreement is the Start Date. The term of this Agreement shall be the period beginning on the Start Date and ending on the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, unless earlier terminated by mutual agreement of Executive and the Company.

Exhibit 10.1
(◦)Resignation from Positions Held. In connection with any termination of Executive’s Continuous Service Status, unless otherwise agreed by Executive and the Company in writing, Executive will be deemed without any further action to have resigned from any and all positions Executive holds with the Company, or any Subsidiary, Parent or Affiliate thereof (as such terms are defined in the 2019 Plan), other than, to the extent applicable, membership on the Board.
(◦)Right to Make a COBRA Election after Thirty (30) Days. For the avoidance of doubt, if Executive does not elect continuation coverage within thirty (30) days following the Termination Date as described in Section 1 hereof, Executive shall still be eligible to elect continuation coverage within the time period permitted by COBRA, but shall not be eligible to receive the additional payment described in Section 2(a)(ii), Section 2(b)(iii) or Section 2(c)(ii)(C), as applicable.
(◦)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(◦)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(◦)Headings; Construction. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding the Agreement, the text of this Agreement shall control. The term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.
(◦)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to severance payments or benefits, including but not limited to any severance, equity acceleration or other benefits payable upon Executive’s termination of Continuous Service Status with the Company as set forth in any employment agreement with Executive dated prior to the date hereof.
(◦)Amendment of Agreement. This Agreement may be amended only upon the mutual written consent of the Company and Executive. The written consent of the Company to an amendment of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Committee.
(◦)Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties or rights hereunder without the written consent of the Company.
(◦)Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California without regard to the conflict of law principles thereof.

Exhibit 10.1
(◦)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(◦)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(◦)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted via facsimile, email or other electronic means shall be deemed equivalent to originals.
Each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date hereof.

COMPANY	PINTEREST, INC.

By: /s/ Christine Deputy Christine Deputy, Chief People Officer

EXECUTIVE	/s/Julia Brau Donnelley
Julia Brau Donnelley